14380818

Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated: August 4, 2026

SEVEN FLEET HORIZON MASTER FUND LP
Signature: /s/ Dr. Brian Liu
Name/Title: Dr. Brian Liu, Managing Member of Seven Fleet Capital Management GP LLC, General Partner of Seven Fleet Capital Management LP, its Investment Manager

SEVEN FLEET MASTER FUND LP
Signature: /s/ Dr. Brian Liu
Name/Title: Dr. Brian Liu, Managing Member of Seven Fleet Capital Management GP LLC, General Partner of Seven Fleet Capital Management LP, its Investment Manager

SEVEN FLEET CAPITAL MANAGEMENT LP
Signature: /s/ Dr. Brian Liu
Name/Title: Dr. Brian Liu, Managing Member of Seven Fleet Capital Management GP LLC

SEVEN FLEET CAPITAL MANAGEMENT GP LLC
Signature: /s/ Dr. Brian Liu

Name/Title: Dr. Brian Liu, Managing Member

/s/ Dr. Brian Liu
Dr. Brian Liu